For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

Stewardship Financial Corporation Reports
Fourth Quarter and Year End 2017 Earnings

Midland Park, NJ - February 22, 2018 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, reported results for fourth quarter and full year ended December 31, 2017. Net income for the three months and year ended December 31, 2017 was reported at $48,000 and $3.9 million, respectively. Both the three months and the year ended December 31, 2017 were impacted by a charge of $1.4 million as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017. For the three months and year ended December 31, 2016 net income was $1.3 million and $4.7 million, respectively.

On December 22, 2017, the Tax Act was enacted which reduced the Federal statutory tax rate for corporations from 35% to 21% effective in 2018. While the Tax Act will lower the Corporation’s future tax rate, it also required the Corporation to revalue its net deferred tax assets to account for the future impact of the lower corporate tax rates. As a result, the Corporation recognized a charge of $1.4 million for the quarter and year ended December 31, 2017 related to the revaluation of the net deferred tax assets. Excluding the impact of the Tax Act, net income for the three months and year ended December 31, 2017 was $1.5 million and $5.4 million, respectively. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of the Tax Act).

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Stewardship Financial Corporation continued                     February 22, 2018

In reflecting on the Corporation's 2017 accomplishments, Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation, highlighted the following:

◦	$133.2 million of growth in assets;

◦	Asset growth was driven by 18% of loan growth;

◦	16% of deposit growth provided the funding needs;

◦	Net interest income increased 17%;

◦	A successful capital raise was completed in April 2017;

◦	Our newest location opened in Morristown, NJ in June 2017;

◦
The formation of a Small Business Administration (SBA) Department occurred in the fall of 2017 - improving our ability to provide lending solutions for small businesses that do not meet traditional lending requirements;

◦	Expenses were maintained, even with the growth in the balance sheet.
"The Corporation remains committed to building on the successes of the year just ended, including prudently growing the loan portfolio to further improve our strong core earnings.”

Operating Results
Net interest income of $6.8 million and $26.4 million was reported for the three months and year ended December 31, 2017, respectively. Current net interest income levels reflect improvement over the $5.9 million and $22.6 million reported in the comparable prior year periods, with the current year increases primarily driven by growth in the loan portfolio. Average loan balances increased $133.4 million and $131.4 million for the three months and year ended December 31, 2017, respectively, over the comparable prior year periods. The net interest margins for the current three month period and the year were 3.09% and 3.13%, respectively, compared to 3.18% for both the three months and year ended December 31, 2016. The margins continue to reflect an environment with a flattened yield curve.

Due in a large part to growth in the loan portfolio, the Corporation recorded provisions for loan losses for the three months and year ended December 31, 2017 of $75,000 and $655,000, respectively. For the three months and year ended December 31, 2016 negative provisions for loan losses were $300,000 and $1.35 million, respectively. With relatively stable credit quality, the allowance for loan losses to total gross loans

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Stewardship Financial Corporation continued                     February 22, 2018

declined to 1.23% at December 31, 2017 compared to 1.31% at December 31, 2016.

For the three months and year ended December 31, 2017, noninterest income was $850,000 and $3.3 million, respectively, compared to $937,000 and $3.4 million in the equivalent prior year periods. For the three months and year ended December 31, 2017, noninterest income included $55,000 and $178,000 of gains on sales of mortgage loans, respectively, compared to $94,000 and $164,000 for the comparable prior year periods. For the year ended December 31, 2017, noninterest income included $1,000 of gains on calls and sales of securities compared to $63,000 for the comparable prior year period.

Noninterest expenses for the three months and year ended December 31, 2017 were $5.1 million and $20.3 million, respectively, compared to $5.0 million and $19.9 million in the comparable prior year periods. Van Ostenbridge stated, “We have been committed to managing our infrastructure and containing costs while growing the balance sheet and are encouraged by the efficiencies realized.”

Balance Sheet / Financial Condition
Total assets of $928.8 million at December 31, 2017 reflected a $133.2 million increase, or 17%, since December 31, 2016. The asset growth continues to be driven by organic loan originations which resulted in a $107.6 million year-over-year increase in the gross loan portfolio.

Deposit balances totaled $764.1 million at December 31, 2017, reflecting $105.2 million of net growth when compared to $658.9 million a year earlier. A mix of organic growth and the retention / expansion of existing relationships has resulted in solid increases in deposits. Van Ostenbridge noted, “Essentially, we have demonstrated our ability to fund the increase in loans with deposit growth." Other borrowings were $63.8 million at December 31, 2017 compared to $59.2 million at December 31, 2016. Approximately $20 million

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Stewardship Financial Corporation continued                     February 22, 2018

of the growth in other borrowings can be attributed to a leverage strategy undertaken in conjunction with the capital raise in April 2017.

All regulatory capital levels at December 31, 2017 continue to reflect a strong capital position with ratios in excess of the levels to be considered "well capitalized" under the applicable regulations. The Tier 1 leverage ratio was 8.88% and 7.65% at December 31, 2017 and 2016, respectively. Total risk based capital ratio was 14.29% at December 31, 2017 compared to 13.10% at December 31, 2016.

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations. To date, ASB’s total tithing donations total over $ 9.3 million. ASB maintains 12 banking locations in NJ including; Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

Forward Looking Statements
The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  This press release also contains certain supplemental non-GAAP information that the Corporation’s management uses in its analysis of the Corporation’s financial results.  Specifically, the Corporation provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations.  The Corporation’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Corporation’s core financial results for the periods in question. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.  See accompanying non-GAAP tables.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Selected Financial Condition Data:
Cash and cash equivalents	$21,270	$17,213	$19,459	$12,793	$11,680
Securities available for sale	113,015	115,733	116,244	95,632	98,583
Securities held to maturity	52,442	53,323	52,091	52,805	52,330
FHLB stock	3,715	3,919	5,169	3,784	3,515
Loans held for sale	370	688	446	188	773
Loans receivable:
Loans receivable, gross	711,720	691,953	692,056	654,769	604,083
Allowance for loan losses	(8,762)	(8,614)	(8,550)	(8,246)	(7,905)
Other, net	(397)	(422)	(344)	(327)	(226)
Loans receivable, net	702,561	682,917	683,162	646,196	595,952
Other real estate owned, net	—	—	—	401	401
Bank owned life insurance	21,084	20,943	20,802	16,673	16,558
Other assets	14,309	15,958	15,934	15,927	15,743
Total assets	$928,766	$910,694	$913,307	$844,399	$795,535

Noninterest-bearing deposits	$172,861	$171,609	$177,678	$170,566	$169,306
Interest-bearing deposits	591,238	569,352	543,215	530,138	489,624
Total deposits	764,099	740,961	720,893	700,704	658,930
Other borrowings	63,760	68,760	93,760	65,200	59,200
Subordinated debentures and
subordinated notes	23,317	23,301	23,284	23,268	23,252
Other liabilities	3,925	3,564	2,859	2,810	2,766
Total liabilities	855,101	836,586	840,796	791,982	744,148
Shareholders' equity	73,665	74,108	72,511	52,417	51,387
Total liabilities and shareholders' equity	$928,766	$910,694	$913,307	$844,399	$795,535

Gross loans to deposits	93.14%	93.39%	96.00%	93.44%	91.68%

Equity to assets	7.93%	8.14%	7.94%	6.21%	6.46%

Book value per share	$8.51	$8.57	$8.39	$8.55	$8.39

Asset Quality Data:
Nonaccrual loans	$1,194	$806	$826	$592	$606
Loans past due 90 days or more and
accruing	—	—	320	—	—
Total nonperforming loans	1,194	806	1,146	592	606
Other real estate owned	—	—	—	401	401
Total nonperforming assets	$1,194	$806	$1,146	$993	$1,007

Nonperforming loans to total loans	0.17%	0.12%	0.17%	0.09%	0.10%
Nonperforming assets to total assets	0.13%	0.09%	0.13%	0.12%	0.13%
Allowance for loan losses to total gross
loans	1.23%	1.24%	1.24%	1.26%	1.31%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2017	2016	2017	2016
Selected Operating Data:
Interest income	$8,463	$7,000	$32,230	$27,085
Interest expense	1,628	1,103	5,858	4,513
Net interest income	6,835	5,897	26,372	22,572
Provision for loan losses	75	(300)	655	(1,350)
Net interest income
after provision for loan losses	6,760	6,197	25,717	23,922
Noninterest income:
Fees and service charges	533	564	2,111	2,159
Bank owned life insurance	141	119	526	447
Gain on calls and sales of securities	—	1	1	63
Gain on sales of mortgage loans	55	94	178	164
Gain on sales of other real estate owned	—	30	13	36
Miscellaneous	121	129	478	542
Total noninterest income	850	937	3,307	3,411
Noninterest expenses:
Salaries and employee benefits	2,888	2,735	11,455	10,980
Occupancy, net	414	396	1,630	1,598
Equipment	176	156	673	609
Data processing	442	481	1,811	1,915
Advertising	171	196	700	669
FDIC insurance premium	86	21	322	317
Charitable contributions	240	135	615	375
Bank-card related services	130	148	551	579
Other real estate owned, net	—	14	24	143
Miscellaneous	521	720	2,520	2,717
Total noninterest expenses	5,068	5,002	20,301	19,902
Income before income tax expense	2,542	2,132	8,723	7,431
Income tax expense	2,494	784	4,776	2,695
Net income	$48	$1,348	$3,947	$4,736

Weighted avg. no. of diluted common shares	8,648,191	6,119,693	7,906,791	6,109,983
Diluted earnings per common share	$0.01	$0.22	$0.50	$0.78

Return on average common equity	0.26%	10.40%	5.86%	9.43%

Return on average assets	0.02%	0.69%	0.45%	0.63%

Yield on average interest-earning assets	3.82%	3.77%	3.83%	3.81%
Cost of average interest-bearing liabilities	0.97%	0.80%	0.91%	0.85%
Net interest rate spread	2.85%	2.97%	2.92%	2.96%

Net interest margin	3.09%	3.18%	3.13%	3.18%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Selected Operating Data:
Interest income	$8,463	$8,400	$7,943	$7,424	$7,000
Interest expense	1,628	1,577	1,409	1,244	1,103
Net interest income	6,835	6,823	6,534	6,180	5,897
Provision for loan losses	75	20	260	300	(300)
Net interest and dividend income
after provision for loan losses	6,760	6,803	6,274	5,880	6,197
Noninterest income:
Fees and service charges	533	524	519	535	564
Bank owned life insurance	141	141	129	115	119
Gain on calls and sales of
securities	—	1	—	—	1
Gain on sales of mortgage loans	55	68	38	17	94
Gain on sales of other real estate
owned	—	—	13	—	30
Miscellaneous	121	111	114	132	129
Total noninterest income	850	845	813	799	937
Noninterest expenses:
Salaries and employee benefits	2,888	2,843	2,880	2,844	2,735
Occupancy, net	414	414	393	409	396
Equipment	176	173	162	162	156
Data processing	442	444	456	469	481
Advertising	171	182	211	136	196
FDIC insurance premium	86	50	109	77	21
Charitable contributions	240	130	120	125	135
Bank-card related services	130	137	142	142	148
Other real estate owned, net	—	—	9	15	14
Miscellaneous	521	663	601	735	720
Total noninterest expenses	5,068	5,036	5,083	5,114	5,002
Income before income tax expense	2,542	2,612	2,004	1,565	2,132
Income tax expense	2,494	972	736	574	784
Net income	$48	$1,640	$1,268	$991	$1,348

Weighted avg. no. of diluted common
shares	8,648,191	8,643,737	8,174,484	6,124,926	6,119,693
Diluted earnings per common share	$0.01	$0.19	$0.16	$0.16	$0.22

Return on average common equity	0.26%	8.83%	7.37%	7.71%	10.40%

Return on average assets	0.02%	0.71%	0.58%	0.49%	0.69%

Yield on average interest-earning assets	3.82%	3.80%	3.81%	3.88%	3.77%
Cost of average interest-bearing
liabilities	0.97%	0.94%	0.90%	0.84%	0.80%
Net interest rate spread	2.85%	2.86%	2.91%	3.04%	2.97%

Net interest margin	3.09%	3.09%	3.14%	3.23%	3.18%

Stewardship Financial Corporation
Non-GAAP Reconciliation
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$48	$1,348	$3,947	$4,736
Impact of Tax Act	1,420	—	1,420	—
Adjusted net income	$1,468	$1,348	$5,367	$4,736

Weighted avg. no. of diluted common shares	8,648,191	6,119,693	7,906,791	6,109,983
Adjusted diluted earnings per common share	$0.17	$0.22	$0.68	$0.78

Adjusted return on average common equity	7.82%	10.40%	7.96%	9.43%

Adjusted return on average assets	0.63%	0.69%	0.61%	0.63%